UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 OR 15(d) of The Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) December 24, 2025

ImmuCell Corporation
(Exact name of registrant as specified in its charter)

Delaware	001-12934	01-0382980
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

56 Evergreen Drive Portland, Maine	04103
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code 207-878-2770

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K ﬁling is intended to simultaneously satisfy the ﬁling obligation of the Registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, $0.10 par value per share	ICCC	The Nasdaq Capital Market

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

   Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 2.06

ImmuCell Corporation (“ImmuCell”) has announced strategy changes (see Item 8.01 below) that will result in a material charge for a non-cash impairment write-down of certain property, plant and equipment (primarily equipment) during the fourth quarter of 2025. The affected assets are ones relating to the production of Re-Tain®. Some but not all of those assets will now be repurposed to manufacture First Defense®. ImmuCell presently estimates the non-cash impact to profit to be approximately $2.3 million (subject to adjustment pursuant to review of alternate purposing and net realizable value to be completed as part of the financial closing for the quarter and year ending December 31, 2025).  There is no specific cash expenditure related to this write-down.

Item 8.01

On December 24, 2025, ImmuCell issued a press release announcing its receipt (on December 23, 2025) of an Incomplete Letter from the United States Food and Drug Administration (FDA) for its Re-Tain® New Animal Drug Application (NADA) and announcing ImmuCell’s decision to pause further investment in Re-Tain® and increase investment in its First Defense® franchise.

Item 9.01.  Exhibits.

(d) Exhibits.

The following exhibit relating to Item 8.01 shall be deemed to be furnished, and not filed:

99.1	Press Release of the Company dated December 24, 2025.
104	Cover page Interactive Data File (embedded within the Inline XBRL document)

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

IMMUCELL CORPORATION

Date: December 24, 2025	By:	/s/ Timothy C. Fiori
Timothy C. Fiori
Chief Financial Officer

Exhibit Index

Exhibit No.	Description

99.1	Press Release of the Company dated December 24, 2025.
104	Cover Page Interactive Data File (embedded within the Inline XBRL document)

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